Exhibit 10.1

RESTRICTED STOCK EQUIVALENT AWARD AGREEMENT

WHEREAS, _________ (“Recipient”) is an employee of Energizer Holdings, Inc. (“Company”) and a participant in the Company’s Fiscal 2009 Annual and Two-Year Bonus Program (the “2009 Bonus Program”), and

WHEREAS, the Nominating and Executive Compensation Committee (the “Committee”) of the Board of Directors of the Company has elected, in light of current economic conditions, to rescind Recipient’s participation in the 2009 Annual Bonus Program and the 2008 Two-Year Bonus Program (the “Bonus Programs”) as well as eligibility for a Company matching contribution in the Executive Savings Investment Plan (“ExSIP”) and participation in the Supplemental Executive Retirement Plan (“SERP”) for the current calendar year, and therefore Recipient will not be entitled to any compensation under the Bonus Programs or such other Plans, and Recipient specifically waives any claim he or she may have for any compensation under the Bonus Programs, or such other Plans with respect to the current calendar year, and

WHEREAS, the Committee has elected to grant to Recipient, as an alternative to his or her participation in the above Bonus Programs and SERP and eligibility for a Company matching contribution in the ExSIP, a restricted stock equivalent award which would vest upon achievement of individual and Company performance goals set forth in the 2009 Annual Bonus Program, and

NOW THEREFORE, in consideration of the mutual covenants contained herein, Company and Recipient hereby agree as follows:

ARTICLE I – COMPANY COVENANTS

Company hereby covenants:

1.           Award.

The Company, pursuant to its 2009 Incentive Stock Plan (the “Plan”), grants to Recipient a Restricted Stock Equivalent Award of ______ restricted common stock equivalents (“Equivalents”). This Award Agreement is subject to the provisions of the Plan and to the following terms and conditions.

2.           Vesting; Payment.

The 2009 Bonus Program provides for the potential payment of a cash bonus to participants in that Program based on

(a)    a subjective FFA rating from “1” to “5” of the participant’s individual performance during fiscal year 2009, and
(b)    the Company’s achievement of certain business or financial performance targets at Threshold, Target or Stretch,

all as described in Attachment A to this Agreement. Although Recipient is no longer a participant in the 2009 Annual Bonus Program and the 2008 Two-Year Bonus Program, vesting of the Equivalents granted under this Agreement is contingent upon Recipient’s FFA rating for fiscal year 2009, and the achievement of Company Business Performance goals, on the terms described in Attachment A. Specifically, as set forth in the grid on Attachment A, in the event of the Recipient’s receipt of one of the alternative FFA ratings, and the achievement of one of the alternative Company Business Performance goals for fiscal year 2009, so indicated, on November 16, 2009 (the “Vesting/Payment Date”), that number of Equivalents indicated on the grid for the individual FFA rating and Company Business Performance goal actually achieved will vest, with the number of Equivalents vesting increasing proportionately in 1/10th of 1% increments for Company Business Performance between the Threshold and Stretch goals (with no increase for Company performance in excess of the Stretch goal.)

Upon vesting, as described above, each Equivalent will convert, on the Vesting/Payment Date, into one share of the Company’s $.01 par value Common Stock (“Common Stock”), which will be issued to the Recipient not later than December 31, 2009. Any Equivalents which fail to vest as of the Vesting/Payment Date will be forfeited and the Recipient will have no further rights with respect thereto. It is recognized that the Vesting/Payment Date shall mean a date after the end of fiscal year 2009, but not later than the December 31st immediately following the end of such fiscal year.

3.           Additional Cash Payment.

Additional cash payments equal to the amount of dividends, if any, which would have been paid to the Recipient had shares of Common Stock been issued in lieu of the Equivalents, will be paid, solely with respect to the number of Equivalents vesting as of the Vesting Payment Date, on or after the Vesting/Payment Date, but not later than the December 31 following the Vesting/Payment Date.  No interest shall be included in the calculation of such additional cash payment.

4.           Acceleration.

Notwithstanding the provisions of paragraph 2 above, all Equivalents granted to the Recipient, as described in paragraph 1 above, will immediately vest, convert into shares of Common Stock and be paid to the Recipient, his or her designated beneficiary, or his or her legal representative, in accordance with the terms of the Plan, in the event of:

(a)           the Recipient’s death; or
(b)           Recipient’s Termination of Employment due to total and permanent disability.

In the event of such acceleration upon the Recipient’s death or Termination of Employment due to total and permanent disability, the shares of Common Stock into which the Equivalents convert will be issued, and related payments, if any, shall be paid, no later than (i) the 15th day of the third calendar month following such event, or (ii) a date after such event, but not later than the December 31st immediately following such event.

5.           Acceleration Upon a Change of Control of Company.

Notwithstanding the provisions of paragraph 2 above, upon a Change of Control of the Company, the number of Equivalents set forth in the grid on Attachment A, which would vest in the event of the Recipient’s receipt of a “2” FFA rating, and the achievement of the “Target” Business Performance goal for fiscal year 2009 will immediately vest and convert into shares of Common Stock. Such shares shall be issued to, and related payments, if any, shall be paid, no later than the earlier of (i) the 15th day of the third calendar month after the Change of Control, or (ii) a date after the Change of Control, but not later than the December 31st immediately following the Change of Control.

Any unvested Equivalents which do not vest upon a Change of Control as described in this paragraph shall be forfeited.

6.           Forfeiture.

All rights in and to any and all Equivalents granted pursuant to this Award Agreement, and to any shares of Common Stock into which they would convert, which have not vested by the Vesting/Payment Date, as described in paragraph 2 above, or as described in paragraph 5 above, shall be forfeited. In addition, prior to that date, all rights in and to any and all Equivalents granted pursuant to this Award Agreement which have not vested in accordance with the terms hereof, and to any shares of Common Stock into which they would convert, shall be forfeited upon

(a)        the Recipient’s voluntary or involuntary termination of employment;
(b)	a determination by the Committee that the Recipient engaged in competition with the Company; or
(c)	a determination by the Committee that the Recipient engaged in activity or conduct contrary to the best interests of the Company, as described in the Plan; or
(d)	as described in paragraph 5 above.

7.           Shareholder Rights; Adjustment of Equivalents.

Recipient shall not be entitled, prior to the conversion of Equivalents into shares of Common Stock, to any rights as a shareholder with respect to such shares of Common Stock, including the right to vote, sell, pledge, transfer or otherwise dispose of the shares.  Recipient shall, however, have the right to designate a beneficiary to receive such shares of Common Stock under this Award Agreement, subject to the provisions of Section V of the Plan.  The number of Equivalents credited to Recipient may be adjusted in accordance with the provisions of Section VI(F) of the Plan.

8.           Other.

The Company reserves the right, as determined by the Committee, to convert this Award Agreement to a substantially equivalent award and to make any other modification it may consider necessary or advisable to comply with any applicable law or governmental regulation, or to preserve the tax deductibility of any payments hereunder. Shares of Common Stock shall be withheld in satisfaction of federal, state, and local or other international withholding tax obligations arising upon the vesting of Equivalents.

9.           Delayed Payment Upon Termination of Employment.

Subject to the provisions of this Award concerning acceleration and payment upon death or Termination of Employment due to total and permanent disability, a payment on account of Termination of Employment may not be made until at least six months after such Termination of Employment. Any payment otherwise due in such six month period shall be suspended and become payable at the end of such six month period.

10.           Definitions.

Affiliates shall mean all entities within the controlled group that includes the Company, as defined in Code Sections 414(b) and 414(c) and the regulations thereunder, provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in such definition.

Change of Control shall mean the following:

(a)
The acquisition by one person, or more than one person acting as a group, of ownership of stock (including Common Stock) of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. Notwithstanding the above, if any person or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons will not constitute a Change of Control; or

(b)
A majority of the members of the Company’s Board of Directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election.

Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

This definition of Change of Control shall be interpreted in accordance with, and in a manner that will bring the definition into compliance with, the regulations under Section 409A of the Internal Revenue Code.

Termination of Employment shall mean a “separation from service” with the Company and its Affiliates, as such term is defined in Code Section 409A and the regulations thereunder.

ARTICLE II – RECIPIENT COVENANTS

Recipient hereby covenants:

1.           Confidential Information.

By executing this Award Agreement, I agree that I shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of my assigned duties and for the benefit of the Company, either during the period of my employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its affiliates, or their businesses, which I shall have obtained during my employment by the Company or an affiliate. The foregoing shall not apply to information that (a) was known to the public prior to its disclosure to me; (b) becomes known to the public subsequent to disclosure to me through no wrongful act or mine or any of my representatives; or (c) I am required to disclose by applicable law, regulation or legal process (provided that I provide the Company with prior notice of the contemplated disclosure and reasonably cooperate with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (a) or (b) of the preceding sentence, my obligation to maintain such disclosed information in confidence shall not terminate if only portions of the information are in the public domain.

2.           Non-Competition.

By executing this Award Agreement, I acknowledge that my services are of a unique nature for the Company and are irreplaceable, and that my performance of such services for a competing business will result in irreparable harm to the Company and its affiliates. Accordingly, during my employment with the Company or any affiliate and for the two (2) year period thereafter, I agree that I will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any business of the same type as any business in which the Company or any of its affiliates is engaged on the date of termination or in which they have proposed, on or prior to such date, to be engaged in on or after such date and in which I have been involved to any extent (on other than a de minimus basis) at any time during the one (1) year period ending with my date of termination, in any locale of any country in which the Company or any of its affiliates conducts business. This subsection shall not prevent me from owning not more than one percent of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business.  I agree that the foregoing restrictions are reasonable, necessary, and enforceable for the protection of the goodwill and business of the Company.

3.           Non-Solicitation.

During my employment with the Company or an affiliate and for the two (2) year period thereafter, I agree that I will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce (a) any employee of the Company or any affiliate to leave such employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to hire or to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee, or (b) any customer of the Company or any affiliate to purchase goods or services then sold by the Company or any affiliate from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.  I agree that the foregoing restrictions are reasonable, necessary, and enforceable in order to protect the Company’s trade secrets, confidential and proprietary information, goodwill, and loyalty.

4.           Non-Disparagement.

I agree not to make any statements that disparage the Company or its affiliates or their respective employees, officers, directors, products or services, and the Company, by its execution of this Award Agreement agrees that it and its affiliates and their respective executive officers and directors shall not make any such statements regarding me. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this subsection.

5.           Reasonableness.

In the event any of the provisions of this Article II shall ever be deemed to exceed the time, scope or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws.

6.           Equitable Relief.

(a)
I acknowledge that the restrictions contained in this Article II are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that the Company would not have granted me this Award Agreement in the absence of such restrictions, and that any violation of any provisions of this Article II will result in irreparable injury to the Company and its affiliates. By agreeing to accept this Award Agreement, I represent that my experience and capabilities are such that the restrictions contained herein will not prevent me from obtaining employment or otherwise earning a living at the same general level of economic benefit as is currently the case. I further represent and acknowledge that I have been advised by the Company to consult my own legal counsel in respect of this Award Agreement, and I have had full opportunity, prior to agreeing to accept this Award Agreement, to review thoroughly its terms and provisions with my counsel.

(b)
I agree that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Article II, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

(c)	I irrevocably and unconditionally consent to the service of any process, pleadings notices or other papers in a manner permitted by law.

7.           Waiver; Survival of Provisions.

The failure by the Company to enforce at any time any of the provisions of this Article II or to require at any time performance by me of any provisions hereof, shall in no way be construed to be a release of me or waiver of such provisions or to affect the validity of this Award Agreement or any part hereof, or the right of the Company thereafter to enforce every such provision in accordance with the terms of this Award Agreement. The obligations contained in this Article II shall survive the termination of my employment with the Company or any affiliate and shall be fully enforceable thereafter.

ARTICLE III - OTHER AGREEMENTS

1.           Governing Law.

All questions pertaining to the validity, construction, execution, and performance of this Award Agreement shall be construed in accordance with, and be governed by, the laws of the State of Missouri, without giving effect to the choice of law principles thereof.

2.           Notices.

Any notices necessary or required to be given under this Award Agreement shall be sufficiently given if in writing, and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to the last known addresses of the parties hereto, or to such other address or addresses as any of the parties shall have specified in writing to the other party hereto.

3.           Entire Agreement.

This Award Agreement constitutes the entire agreement of the parties hereto with respect to the matters contained herein, and no modification, amendment, or waiver of any of the provision of this Award Agreement shall be effective unless in writing and signed by all parties hereto.  This Award Agreement constitutes the only agreement between the parties hereto with respect to the matters herein contained.

4.           Waiver.

No change or modification of this Award Agreement shall be valid unless the same is in writing and signed by all the parties hereto.  No waiver of any provision of this Award Agreement shall be valid unless in writing and signed by the party against whom it is sought to be enforced.

5.           Counterparts; Effect of Recipient’s Signature.

This Award Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart. The provisions of this Award Agreement shall not be valid and in effect until such execution by both parties. By the execution of this Award Agreement, Recipient signifies that Recipient has fully read, completely understands, and voluntarily agrees with this Award Agreement consisting of eight (8) pages and knowingly and voluntarily accepts all of its terms and conditions.

6.           Effective Date.

This Award Agreement shall be deemed to be effective as of the date executed.

IN WITNESS WHEREOF, the Company and Recipient have duly executed this Award Agreement as of February 6, 2009.

ACKNOWLEDGED AND ACCEPTED:                                                                                                ENERGIZER HOLDINGS, INC.

________________________________                                                                                             By:__________________________________
Recipient                                                                                                               Ward M. Klein
                                    Chief Executive Officer

Equivalents Vesting at Potential:
Performance Levels
Business Performance
Individual Performance		Stretch	Target	Threshold	Below Threshold
"1" rating	Klein McClanathan Hatfield Sescleifer Stratmann Conrad	41,886 14,449 15,067 14,175 9,203 7,002	32,250 11,055 11,514 11,161 7,071 5,468	22,614 8,214 7,962 8,500 4,940 4,078	14,688 5,373 4,670 5,869 3,347 2,688
"2" rating	Klein McClanathan Hatfield Sescleifer Stratmann Conrad	37,756 12,679 13,544 12,884 8,289 6,263	28,121 9,838 9,992 9,869 6,158 4,872	18,485 6,996 6,439 7,372 4,244 3,482	12,046 4,155 3,645 4,741 2,674 2,092
"3+" rating	Klein McClanathan Hatfield Sescleifer Stratmann Conrad	34,453 11,705 12,326 11,850 7,559 5,786	24,817 8,863 8,774 9,101 5,427 4,396	16,098 6,022 5,221 6,470 3,706 3,006	9,932 3,181 2,825 3,839 2,136 1,615
"3" rating	Klein McClanathan Hatfield Sescleifer Stratmann Conrad	33,627 11,461 12,022 11,592 7,376 5,667	23,991 8,620 8,469 8,875 5,244 4,277	15,569 5,779 5,012 6,245 3,571 2,886	9,403 2,937 2,620 3,614 2,001 1,496
"3-" rating	Klein McClanathan Hatfield Sescleifer Stratmann Conrad	31,562 10,852 11,261 10,946 6,919 5,369	21,926 8,011 7,708 8,312 4,804 3,979	14,248 5,170 4,499 5,681 3,235 2,588	8,082 2,329 2,107 3,050 1,665 1,198
"4" rating	Klein McClanathan Hatfield Sescleifer Stratmann Conrad	4,118 502 569 1,359 656 305	4,118 502 569 1,359 656 305	4,118 502 569 1,359 656 305	4,118 502 569 1,359 656 305
"5" rating	Klein McClanathan Hatfield Sescleifer Stratmann Conrad	4,118 502 569 1,359 656 305	4,118 502 569 1,359 656 305	4,118 502 569 1,359 656 305	4,118 502 569 1,359 656 305

FY09 Business Performance Measure		Stretch	Target	Threshold
EPS		$7.04	$6.46	$5.87